EXHIBIT 99.1

Contact:
Stacey Jurchison
PharmAthene, Inc.
Phone: 410-269-2610
Stacey.Jurchison@PharmAthene.com

PHARMATHENE APPOINTS ERIC I. RICHMAN AS PRESIDENT AND
CHIEF OPERATING OFFICER AND ANNOUNCES SENIOR MANAGEMENT PROMOTIONS

ANNAPOLIS, MD – March 30, 2010 -- PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today announced that the Company’s Board of Directors has appointed Eric I. Richman to the position of President and Chief Operating Officer.  Previously Senior Vice President, Business Development and Strategic Planning, in this new role, Mr. Richman will assume management oversight of all day-to-day operations of the Company.

“I have had the pleasure of working with Eric for nearly twenty years, initially during our tenure at MedImmune and most recently over the past seven years at PharmAthene,” said David P. Wright, Chief Executive Officer.  “I have the utmost respect for Eric’s capabilities, judgment, and business acumen, and strongly believe that his operational leadership during this pivotal time in our history will be tremendously advantageous to our Company’s future success.  I look forward to working with Eric as we pursue our objective of becoming the nation’s leading developer and provider of urgently needed next generation medical countermeasures.”

“I am honored by the Board’s decision and value the confidence they have placed in me.  Most importantly,” remarked Mr. Richman, “PharmAthene currently has one of the strongest and most diverse biodefense portfolios in our industry, with best-in-class medical countermeasures that potentially offer significant advantages over existing products.  I look forward to working with Dave and the other exceptional members of our management team as we work to ensure the continued successful development of these important products.”

Mr. Richman joined PharmAthene in October 2003, bringing extensive experience in the development and commercialization of novel biotechnology-based therapeutics.  As a member of the founding team at MedImmune, he was responsible for the U.S. launch of MedImmune's first commercial product, CytoGam®, and was on the launch teams for its other products including the international launch of Synagis®.  Prior to joining MedImmune, he began his career at HealthCare Ventures, a life-sciences focused venture capital firm.  Mr. Richman served on the Board of Lev Pharmaceuticals and currently serves on the Board of ADMA Biologics and American Bank.

In addition to Mr. Richman’s appointment, the Board has also approved the following senior management changes:  Francesca Cook has been named Senior Vice President, Policy and Government Affairs, and Dr. Valerie Riddle has been named Senior Vice President, Medical Director, adding oversight of the Company’s program management function to her responsibilities.

Ms. Cook joined PharmAthene in October 2003 with a broad background in health care policy, having previously held various executive positions at Guilford Pharmaceuticals and Covance Health Economics and Outcomes Services, a health care consulting firm. Additionally, Ms. Cook has worked in the U.S. Senate and the U.S. Department of Health and Human Services.

Dr. Riddle also joined the Company in October 2003.  A Board-certified physician in Internal Medicine and Infectious Diseases, Dr. Riddle spent several years at Washington Hospital Center in Washington, D.C., as Director, HIV Service.  She transitioned to industry in 1998, whereupon she assumed various executive positions with MedImmune and subsequently, Guilford Pharmaceuticals.

“Over the next eighteen months PharmAthene is poised to deliver a number of important milestones, which, if achieved, could translate into significant value for our shareholders,” remarked John Pappajohn, Chairman of the Board.  “We believe that these management changes will maximize our opportunities for success by increasing our effectiveness to ensure we are better able to meet the needs of our customers.”

Extended biographies of PharmAthene’s Executives are available at the Company’s website at www.PharmAthene.com

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons. PharmAthene's lead product development programs include:
•	SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine
•	Third generation rPA anthrax vaccine
•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection
•	Protexia® - a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents

For more information about PharmAthene, please visit www.PharmAthene.com.

Statement on Cautionary Factors
Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; or similar statements are forward-looking statements. PharmAthene disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, as well as risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC").

Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

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